Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 32,300,000.00	0.0001381	$ 4,460.63
Fees Previously Paid
	Total Transaction Valuation:	$ 32,300,000.00
	Total Fees Due for Filing:			$ 4,460.63
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 4,460.63
Offering Note
[1]	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 1,370,262.601 Shares (approximately 100.00% of the net assets of the Fund as of May 29, 2026) based on a net asset value per Share as of close of business on May 29, 2026 of $23.55. Amount of Filing Fees was calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources